Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We  consent  to  the   incorporation  by  reference  in  The  AES  Corporation's
Registration Statement No. 33-44498 on Form S-8, Registration Statement No. 33-49262 on Form S-8, Registration Statement No. 333-26225 on Form S-8, Registration Statement No. 333-28883 on Form S-8, Registration Statement No. 333-28885 on Form S-8, Registration Statement No. 333-38535 on Form S-8, Registration Statement No. 33-95406 on Form S-3, Registration Statement No. 333-39857 on Form S-3, Registration Statement No. 333-46189 on Form S-3, and Registration Statement No. 333-44845 on Form S-4 of our report dated January 28, 1998, except for Note 16, as to which the date is February 10, 1998, appearing in this Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 1997.


DELOITTE & TOUCHE LLP

Washington, DC
March 30, 1998